                                                        Exhibit 11


                      COMPUTATION OF EARNINGS PER SHARE


               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES





                                                                               (In Millions, Except
                                                                                Per Share Amounts)
                                                                                 Nine Months Ended
                                                                                   September 30
                                                                               --------------------
                                                                                 1994        1993
                                                                               --------    --------
    Primary and fully diluted earnings per share:
         Average shares outstanding                                              12.1         12.0
         Net effect of dilutive stock options -
           based on treasury stock method using
           average market price                                                    --           --
                                                                                 ----         ----
         Average shares and equivalents                                          12.1         12.0
                                                                                 ====         ====

         Net income (loss) applicable to average
           share and equivalents                                                $27.4        $40.6
                                                                                =====        =====

         Income (loss) per share                                                $2.27        $3.38
                                                                                =====        =====





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